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                                                                   Exhibit 99.11

FOR IMMEDIATE RELEASE

                STATEMENT BY MACKENZIE INVESTMENT MANAGEMENT INC.

BOCA RATON, FL - JANUARY 29, 2001 - Mackenzie Investment Management Inc. (TSE:
MCI), (MIMI), today announced that its parent company, Mackenzie Financial Corporation (TSE: MKF; Nasdaq: MKFCF), (Mackenzie) and Investors Group Inc. (TSE: IGI) entered into a definitive agreement respecting the proposed sale of Mackenzie. Under the transaction, to be structured as a take-over bid by Investors Group, each Mackenzie share is valued at $30.00 per share (a cash and share combination) for a total value of $4.15 billion. The combination of Investors Group and Mackenzie will make it the dominant mutual fund group in Canada with over $85 billion in assets under administration.

"Our parent company's long-standing goal is to represent the best interests of the company and its shareholders," said Keith J. Carlson, president and chief executive officer of MIMI. "This provides an opportunity to participate in a diversified, wealth management company that has a significantly larger market capitalization offering Ivy Funds new opportunities for growth as we continue to serve the US marketplace," said Carlson.

Ivy Funds, a well-regarded mutual fund complex headquartered in Boca Raton, Florida, are advised by Ivy Management, Inc., a subsidiary of MIMI, which is a majority-owned subsidiary of Mackenzie. Ivy Funds, sold in the US for more than four decades, offer shareholders a worldwide perspective through its 16 U.S.-sold mutual funds that provide portfolio diversification-from core growth, value and blend to more specialized funds that offer the performance potential of the fastest growing sectors and regions of the world. Ivy's portfolio management teams work together to identify the best investment opportunities worldwide. Ivy Funds are distributed by Ivy Mackenzie Distributors, Inc. and are available through financial advisors and the major fund supermarkets.

Additional information about the two companies and Ivy Funds is also available at www.investorsgroup.com, www.mackenziefinancial.com and www.ivyfunds.com.

FOR FURTHER INFORMATION:

Stephen Barrett
Mackenzie Investment Management Inc.
(800) 456-5111

Ann Becker
Thompson Becker International
(508) 695-9811